Exhibit 99.1

GrowLife announces Proposed Settlement for Pending Securities Litigation

Notice of a proposed settlement was filed February 9, 2015 with the U.S. District Court

SEATTLE, February 12, 2015 - GrowLife, Inc. (OTCMKTS: PHOT) announced today that on February 9, 2015, the Company and plaintiff’s counsel filed a Notice of Proposed Settlement with the Court presiding over the Consolidated Class Action lawsuits filed in 2014.  The parties expect to file Notices of Proposed Settlement in the Court presiding over the Derivative Actions during February, 2015. The Company anticipates that the settlements will be documented and any necessary motions for Court approval of the settlements will be filed within the next 45 days.

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About GrowLife, Inc.

GrowLife, Inc. (PHOT) (www.growlifeinc.com) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to best serve more cultivators in the design, build-out and expansion of their facilities with products of high quality, exceptional value and competitive price. Through a nationwide network of local representative, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media (farming soil), industry-leading hydroponics equipment, plant nutrients, and thousands more products to specialty grow operations in 17 states. GrowLife is headquartered in Seattle, WA and was founded in 2012.

Cautionary Language Concerning Forward-Looking Statements

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for GrowLife’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in GrowLife’s filings with the United States Securities and Exchange Commission. Examples of such forward-looking statements in this release include statements regarding future sales, costs and market acceptance of products as well as regulatory actions at the State or Federal level. For a more detailed description of the risk factors and uncertainties affecting GrowLife, Inc. please refer to the Company’s Securities and Exchange Commission filings, which are available at www.sec.gov. GrowLife, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

GrowLife, Inc.

Media Relations:

Tina Qunell

GrowLife Communication Team

206-919-9652

tina@growlifeinc.com

or

Investor Relations:

Tina Qunell

Shareholders Support Team

206-919-9652

tina@growlifeinc.com